Exhibit 10.33

CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT WAS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 24b-2, PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, OMITTED INFORMATION WAS REPLACED WITH ASTERISKS.

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Agreement”) is made and entered into effective as of December 30, 2005, by and between Horizon Navigation, Inc., a California corporation (“Horizon”), and Cobra Electronics Corporation, a Delaware corporation (“Cobra”), with reference to the following facts:

A. Horizon and Cobra have entered into (i) the Amended and Restated Loan Agreement by and between Horizon and Cobra dated February 6, 2003 (the “Loan Agreement”); (ii) Stockholders’ Agreement by and among Horizon, Cobra and certain shareholders of Horizon dated January 8, 2003 (the “Stockholders’ Agreement”); (iii) Development and License Agreement by and between Horizon and Cobra dated January 8, 2003, as amended and supplemented (the “Development Agreement”); (iv) Pledge and Security Agreement by and between Horizon and Cobra dated February 6, 2003 (the “Security Agreement”); and (v) Escrow Agreement by and among Horizon, Cobra and DSI Escrow Services, Inc. (“DSI”), as escrow agent dated August 31, 2004 (the “Escrow Agreement”) (the Loan Agreement, Stockholders’ Agreement, Development Agreement, Security Agreement, and Escrow Agreement are collectively referred to as the “Horizon-Cobra Agreements”).

B. Pursuant to the Loan Agreement, Cobra received both callable and non-callable warrants to purchase Common Stock of Horizon dated as of February 6, 2003, February 19, 2003, April 3, 2003, July 29, 2003, June 7, 2004 and April 1, 2005, respectively (collectively, the “Warrants”).

C. Horizon and Cobra have agreed to the terms and conditions contained herein providing for (i) the repayment by Horizon to Cobra of all amounts of principal and interest outstanding under the Loan Agreement, and (ii) settlement of outstanding issues between the parties as set forth herein, with all such arrangements to be effective as of the Settlement Date (as defined in Section 4).

NOW, THEREFORE, in consideration of the promises, covenants and undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Payment.

1.1 In full satisfaction of any and all amounts owed to Cobra under the Loan Agreement, Horizon shall pay Cobra on the Settlement Date, $2,674,335 (the “Loan Repayment Amount”) by wire transfer of immediately available funds to the following account: ***.

1.2 In consideration of the termination of certain obligations of Horizon under the Development Agreement as set forth herein, including, without limitation, the termination of Cobra’s exclusivity rights and rights of first refusal under the Development Agreement and the agreement of Cobra not to use Horizon Technology (as defined in the Development Agreement) in future generations of mobile navigation products, on the Settlement Date Horizon shall reimburse Cobra for $*** of fees paid by Cobra to Horizon under the Development Agreement (the “Fee Reimbursement Amount”) by wire transfer of immediately available funds to the following account: *** (the Fee Reimbursement Amount and Loan Repayment Amount are collectively referred to as the “Payment Amount”).

2. Development Agreement and License Grant.

2.1 Termination of Development Agreement. Except as provided in this Agreement, the Development Agreement shall terminate in its entirety, no terms and conditions shall survive such termination and Horizon is released from all obligations thereunder.

2.2 License Grant Regarding GPSM 3000 and GPSM 2750 Products. Effective as of the Settlement Date, the license granted by Horizon to Cobra under Section 3.1 of the Development Agreement shall terminate and Horizon hereby grants to Cobra a non-exclusive***perpetual license limited to the GPSM 3000 and the GPSM 2750 Products (as defined in Exhibit A) in all channels of distribution throughout ***. The foregoing license shall be ***. The foregoing license shall include a license under all Horizon Technology (as defined in the Development Agreement) for the foregoing purposes only, including without limitation: (i) the right to make, have made, use, offer to sell, sell, and import anywhere in the *** the GPSM 3000 and GPSM 2750 Products containing inventions covered by one or more claims of the Patents; (ii) the right to copy, display, develop, modify and enhance the Horizon Technology (but excluding the right to create Derivative Works of software included in the Horizon Technology), in each case for the purposes of incorporating the same into the GPSM 3000 and GPSM 2750 Products and marketing and selling the GPSM 3000 and GPSM 2750 Products throughout the ***; and (iii) the right to use and include Trade Secrets within the GPSM 3000 and GPSM 2750 Products. Cobra shall not have the right to sublicense any of the rights licensed hereunder, except to an Affiliate (as defined in the Development Agreement) or to the extent necessary for Cobra to have the GPSM 3000 and GPSM 2750 Products or component thereof manufactured for Cobra by a third party.

2.3 Indemnification for Royalty Payments to Third Party Technology Providers. Cobra hereby assumes all liability with regard to the payment of required royalty payments to the Third Party Technology Providers under the Development Agreement for Third Party Technology (as defined in the Development Agreement) in connection with Cobra’s license to the GPSM 3000 and GPSM 2750 Products. Cobra shall continue to be solely responsible for paying the Third Party Technology Providers after the termination of the Development Agreement as described herein and Cobra hereby agrees to indemnify and hold Horizon harmless from any claims, damages, liabilities, costs and expenses, including reasonable legal expenses and reasonable counsel fees, arising as a result of Cobra’s failure to pay the required royalty payments owed by Cobra to the Third Party Technology Providers under the Development Agreement.

2.4 End-User License. In connection with the sale of GPSM 3000 and the GPSM 2750 Products (whether before or after the Settlement Date), each end-user customer of Cobra shall be deemed to have been granted a personal, non-exclusive, non-transferable, royalty free license, for the life of the applicable GPSM 3000 or GPSM 2750 Product, to use the Horizon Technology embodied within such GPSM 3000 or GPSM 2750 Product. The expiration or termination of the Development Agreement shall not terminate any end-user license.

2.5 No Other Restrictions on Cobra. Nothing in this Agreement shall be construed as preventing or limiting the right of Cobra to develop, manufacture, distribute, sell and service GPS products other than GPSM 3000 or GPSM 2750 Products so long as such products do not utilize or incorporate any Horizon Technology or Horizon Materials.

2.6 Reservation of Rights. Except as expressly provided in this Agreement, no license in the Horizon Technology is granted (by implied license or otherwise) in the Territory (as defined in the Development Agreement) by Horizon to Cobra, and Horizon may, without restriction or liability to Cobra, directly or indirectly, develop, manufacture, sell and service products of any nature in any territory.

2.7 Support. Horizon and Cobra agree that Horizon shall provide Cobra with error correction and bug fix support services for the GPSM 3000 and GPSM 2750 Products through ***, as set forth in Exhibit B, attached hereto. Horizon shall have no obligation to provide any support hereunder due to Cobra’s modifications of the GPSM 3000 and GPSM 2750 Products. In addition, Horizon will provide database updates for the GPSM 3000 and GPSM 2750 Products on the following schedule:

***.

Cobra shall pay Horizon a fee of $*** upon delivery of each annual database update. Horizon warrants that all support services provided under Exhibit B and the quality control services with respect to each annual database update will be performed in a professional and workmanlike manner in accordance with the highest applicable professional standards. Horizon will reperform any services that are not in conformity with the foregoing warranty. The duration of the warranty shall be *** from the date of delivery of the service.

2.8 Confidentiality. The confidentiality provisions contained in Sections 8.1 through 8.6 of the Development Agreement shall survive through ***.

2.9 Survival of Certain Provisions. The following provisions of the Development Agreement shall survive without any time limitation (except for the provisions listed in clause (iv) below which shall survive for the respective periods set forth in clause (iv)):

(i) Definitions: Section 1 (capitalized terms used in Sections 2.1 – 2.9 of this Agreement but not defined in this Agreement shall have the meanings given to such terms in the Development Agreement)

(ii) Property Rights: Sections 7.1, 7.2, 7.3 (as to Assigned Work Product produced prior to the date hereof), 7.4 and 7.5

(iii) Warranties: Sections 9.1 through 9.4

(iv) Indemnification: With respect to the GPSM 3000 and GPSM 2750 Products (as defined in Exhibit A), Sections 10.1 through 10.3 (***); the indemnification provisions set forth in Section 10.1 shall survive (x) without any time limitation with respect to clause (b) of such Section (y) until *** with respect to clauses (a) and (c) of such Section and clause (d) of such Section, except as it relates to Sections 8.1 through 8.6 of the Development Agreement, and (z) until *** with respect to clause (d) of such Section as it relates to Sections 8.1 through 8.6 of the Development Agreement; the indemnification provisions set forth in Section 10.2 shall survive (x) without any time limitation with respect to clause (b) of such Section and clause (c) of such Section as it relates to Sections 9.2, 9.3 and 9.4 of the Development Agreement (y) until *** with respect to clause (a) of such Section, clause (c) of such Section as it relates to representations and warranties of Horizon contained in the Development Agreement, other than those contained in Sections 9.2, 9.3 and 9.4, and clause (d) of such Section, except as it relates to Sections 8.1 through 8.6 of the Development Agreement, and (z) until *** with respect to clause (d) of such Section as it relates to Sections 8.1 through 8.6 of the Development Agreement; the provisions set forth in Section 10.3 shall survive without any time limitation.

(v) Trademarks: Sections 12.1 (limited to the use of the Horizon Trademarks by Cobra as of the date hereof) and 12.2

(vi) Consequences of Termination: Section 13.5(c) (except clause (ii) thereof)

(vii) The following General Provisions:

15.1	Governing Law

15.4	Partial Invalidity

15.6	Modification

15.8	Waiver

15.9	Entire Agreement

15.11	Independent Contractors

15.12	Third Party Beneficiaries

15.13	Notices

15.14	NO CONSEQUENTIAL DAMAGES

3. Termination of Agreements. Effective as of the Settlement Date, Cobra and Horizon agree as follows:

(a) The Loan Agreement shall terminate in its entirety and no terms and conditions shall survive such termination and Horizon is hereby released from all obligations thereunder; provided that the third and fourth sentences of Section 11.05 of the Loan Agreement shall survive such termination and shall remain in full force and effect;

(b) The Warrants (callable and non-callable) issued to Cobra pursuant to the Loan Agreement shall terminate in their entirety and Cobra shall have no right to exercise the Warrants or claim any right to purchase securities pursuant to the Warrants. Cobra shall return all executed original Warrants to Horizon for cancellation;

(c) The Stockholders’ Agreement shall terminate in its entirety, subject to the necessary approval by the shareholders of Horizon, and no terms and conditions shall survive such termination and Horizon is hereby released from all obligations thereunder;

(d) The Security Agreement shall terminate in its entirety, notwithstanding Section 8.12 thereof, and no terms and conditions shall survive such termination and Horizon is hereby released from all obligations thereunder; Cobra agrees and acknowledges that, upon the payment of the Payment Amount on the Settlement Date and the effectiveness of this Agreement, any and all security interest granted to it pursuant to the Security Agreement shall terminate and all rights in the Collateral (as defined in the Security Agreement) shall revert to Horizon and its representatives shall be authorized to file all UCC termination statements and any other documents necessary or advisable to effect such release and Cobra shall, at Horizon’s expense, execute and deliver to Horizon such documents as Horizon shall reasonably request to evidence such termination;

(e) The Escrow Agreement shall terminate in its entirety and no terms and conditions shall survive such termination and Cobra and Horizon shall instruct DSI to release to Horizon all materials held in escrow pursuant to the Escrow Agreement.

4. Closing/Settlement Date. Horizon shall pay the Payment Amount to Cobra on a closing date, as scheduled by Cobra and Horizon, on or before January 3, 2006 (the “Settlement Date”) pursuant to Section 1.1 and Section 1.2. On the Settlement Date, (i) Cobra and Horizon shall also deliver counterpart signature pages to this Agreement and (ii) upon receipt of the Payment Amount by Cobra pursuant to this Agreement, the provisions of this Agreement shall become effective.

5. Release of Horizon. Except with respect to the obligations and/or related provisions specifically set forth or otherwise referenced in this Agreement, Cobra hereby releases and forever discharges Horizon and its partners, shareholders, members, officers, directors, employees, agents, representatives, heirs, successors and assigns from any and all claims, debts, liabilities, demands, obligations, costs, expenses, damages, actions, and causes of action, of whatsoever kind and nature, whether known or unknown, based on, arising out of, or having any connection with the Horizon-Cobra Agreements, any matter related thereto or connected therewith and any other matter related to the subject matter of this Agreement (the “Released Claims”). Cobra understands that the facts with respect to which this Agreement is given may turn out to be different from the facts in that connection now known or believed to be true by it, and it accepts and assumes the risk of facts turning out to be different and agrees that this Agreement shall remain in all respects effective and not subject to termination or rescission by virtue of such difference in facts. Cobra waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California or any other similar federal or state laws, as it applies to the Released Claims. Section 1542 of the Civil Code of the State of California reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

6. Release of Cobra. Except with respect to the obligations and/or related provisions specifically set forth or otherwise referenced in this Agreement, Horizon hereby releases and forever discharges Cobra and its partners, shareholders, members, officers, directors, employees, agents, representatives, heirs, successors and assigns from any and all claims, debts, liabilities, demands, obligations, costs, expenses, damages, actions, and causes of action, of whatsoever kind and nature, whether known or unknown, based on, arising out of, or having any connection with the Horizon-Cobra Agreements, any matter related thereto or connected therewith and any other matter related to the subject matter of this Agreement (the “Released Claims”). Horizon understands that the facts with respect to which this Agreement is given may turn out to be different from the facts in that connection now known or believed to be true by it, and it accepts and assumes the risk of facts turning out to be different and agrees that this Agreement shall remain in all respects effective and not subject to termination or rescission by virtue of such difference in facts. Horizon waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California or any other similar federal or state laws, as it applies to the Released Claims. Section 1542 of the Civil Code of the State of California reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

7. Voluntary Agreement. This Agreement in all respects has been voluntarily and knowingly executed by the parties hereto. The parties also each acknowledge that they were represented by counsel of their own choice throughout the negotiations that preceded the execution of this Agreement; that they have read this Agreement; and that they are fully aware of the contents of this Agreement and of the legal effect of each provision herein.

8. No Admission of Liability. This Agreement shall not be construed in any manner as an admission of liability by any party hereto.

9. General Provisions.

9.1 Governing Law/Entire Agreement. This Agreement shall be governed by the laws of the State of Illinois. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and may only be modified or amended in a writing signed by both parties.

9.2 Arbitration. Any dispute between the parties arising out of this Agreement or the Development Agreement shall be submitted to final and binding arbitration to take place in the City of Chicago, Illinois, or such other site as the parties may agree, under the Commercial Arbitration Rules of the American Arbitration Association then in effect (the “AAA Rules”), upon written notification and demand of either party. In the demand for arbitration, the American Arbitration Association shall be requested to submit a list of prospective arbitrators consisting of persons experienced in matters involving business contracts. In any arbitration pursuant to this Section, the award shall be rendered by a single arbitrator appointed jointly by the parties, or if the parties cannot agree to a single arbitrator within 30 days after the commencement of the arbitration action, by an arbitrator appointed in accordance with the AAA Rules. For purposes of this Section, “commencement of the arbitration action” shall be deemed to be the date on which a written demand for arbitration is received by the American Arbitration Association from one of the parties.

9.3 Attorneys’ Fees. Should any litigation, arbitration or other proceeding be commenced between the parties concerning the rights or obligations of the parties under this Agreement, the party prevailing in such litigation, arbitration or other proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys’ fees in such litigation, arbitration or other proceeding. This amount shall be determined by the court or arbitrator, as the case may be, in such litigation, arbitration or other proceeding or in a separate action brought for that purpose.

9.4 Post Judgment. In addition to any amount received as attorneys’ fees, the prevailing party also shall be entitled to receive from the party held to be liable, an amount equal to the attorneys’ fees and costs incurred in enforcing any judgment against such party. This Section is severable from the other provisions of this Agreement and survives any judgment and is not deemed merged into any judgment.

9.5 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall be modified to the minimum extent necessary to make such provision enforceable, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.6 Successors. This Agreement, and all rights and obligations contained herein, shall inure to the benefit and burden of all of the Parties’ respective successors-in-interests. Neither party may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other.

9.7 Counterparts. This Agreement shall be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

9.8 Reinstatement. To the extent that any payments or proceeds received by Cobra pursuant hereto, or any part of such payments, shall be subsequently invalidated, declared to be fraudulent, a fraudulent conveyance, or preferential, set aside and/or required to be repaid to a trustee, receiver, debtor in possession, or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent that such payment or proceeds received by Cobra is rescinded or must be otherwise restored by Cobra, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, the obligations under the Horizon-Cobra Agreements (including without limitation the liens and security interests under the Security Agreement) or part thereof which were intended to be satisfied, and all rights of Cobra with respect to such obligations, shall be revived and continue in full force and effect, as if such payment or proceeds had never been received by such person or entity, and this Agreement shall in no way impair the claims of Cobra with respect to such revived obligations.

9.9 Effect of Bankruptcy.

(a) Horizon acknowledges that the licenses and rights associated therewith granted to or for the benefit of Cobra hereunder with respect to the Horizon Technology (including, without limitation, under Sections 2.2, 2.4 and 2.7) and under the Development Agreement (to the extent that provisions thereof survive pursuant hereto or are reinstated pursuant to Section 9.8) (“Licensed Horizon Technology”) are and shall in all events be treated by the parties as constituting licenses of “intellectual property” within the scope of Section 101 of the U.S. Bankruptcy Code (the “Bankruptcy Code”). Additionally, the parties agree that the Licensed Horizon Technology includes “embodiments” (which for the avoidance of doubt includes without limitation all source code for Software included in the Licensed Horizon Technology), within the meaning of Section 365(n) of the Bankruptcy Code.

(b) Horizon agrees that Cobra, as a licensee of the Licensed Horizon Technology, will retain and may fully exercise, with Horizon’s cooperation, all of Cobra’s rights and elections as a licensee of intellectual property under the Bankruptcy Code. Without limiting the foregoing, Horizon agrees that, unless and until Horizon obtains a court order rejecting this Agreement (or the Development Agreement to the extent its provisions survive pursuant hereto or are reinstated pursuant to Section 9.8), Horizon will fulfill all of the obligations hereunder as set forth in Section 365(n)(4) of the Bankruptcy Code. In the event that Horizon obtains a court order rejecting this Agreement (or the Development Agreement to the extent its provisions survive pursuant hereto or are reinstated pursuant to Section 9.8) and Cobra elects to retain its rights under this Agreement (or the Development Agreement to the extent its provisions survive pursuant hereto or are reinstated pursuant to Section 9.8) Cobra shall be entitled to the full benefit of the terms and provisions of Section 365(n) of the Bankruptcy Code. Without limiting the foregoing, upon written request by Cobra to Horizon, Horizon shall provide to Cobra the Licensed Horizon Technology and all embodiments thereof, including source code. For avoidance of doubt, it is expressly contemplated by the parties that Cobra shall have the right to immediate delivery of the Licensed Horizon Technology and embodiments upon Cobra’s written request to Horizon: (i) upon any such commencement of bankruptcy proceedings, unless Horizon or its representative or trustee elects to continue to perform all of its obligations under this Agreement (or the Development Agreement to the extent its provisions survive pursuant hereto or are reinstated pursuant to Section 9.8); or (ii) if not delivered under the preceding clause (i), upon the rejection of this Agreement (or the Development Agreement to the extent its provisions survive pursuant hereto or are reinstated pursuant to Section 9.8) by or on behalf of Horizon. Upon the delivery to Cobra of the Licensed Horizon Technology, Cobra’s rights therein shall extend to the fullest extent necessary for Cobra to provide for itself the Support Services under Exhibit B.

9.10 Delivery of Financial Statements. On or prior to February 14, 2006, Horizon shall deliver to Cobra a balance sheet of Horizon and related statements of income and retained earnings and cash flows as at the end of and for the fiscal quarter ended December 31, 2005, prepared in accordance with generally accepted accounting principles consistently applied and certified by the President and the Chief Financial Officer of Horizon.

Remainder of Page Left Blank Intentionally

IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date first set forth above.

Horizon: Horizon Navigation, Inc., a California corporation

By:	/s/ Laura L. White
Its:	President and CEO

Cobra: Cobra Electronics Corporation, a Delaware corporation

By:	/s/ Gerald M. Laures
Its:	VP – Finance

Exhibit A

GPSM 3000 & GPSM 2750 Products

For the purposes of this Agreement, “GPSM 3000 and GPSM 2750 Products” shall mean: (i) those products currently marketed and sold by Cobra under model designations GPSM 3000 and GPSM 2750; and (ii) other products with different model designations provided such other products operate with the Horizon Software and are designed in accordance with the technical specifications and have the same features and functionality of the products currently marketed and sold by Cobra under model designations GPSM 3000 and GPSM 2750, with such minor changes in hardware design as are reasonably required by Cobra for such other products.

i

Exhibit B

Support Services

I. SUPPORT AND MAINTENANCE

Horizon will provide support services to Cobra in the form of Error Corrections (“Support Services”). Horizon will provide the Support Services only for the GPSM 3000 and GPSM 2750 Products ***.

A) Error Corrections. Horizon will exercise commercially reasonable efforts to correct any error reported by Cobra in the current production release of the GPSM 3000 and GPSM 2750 Products in accordance with the priority level reasonably assigned to such errors by Horizon and Cobra. If a reported error has caused the GPSM 3000 and GPSM 2750 Products to be inoperable, or Cobra’s notice to Horizon states that the reported error is substantial and material with respect to Cobra’s use of the GPSM 3000 and GPSM 2750 Products, Horizon shall use its reasonable commercial efforts to correct expeditiously such error or to provide a software patch or bypass around such error. Cobra acknowledges that all reported errors may not be corrected. In addition to any solutions with respect to Priority I Errors described below, to the extent necessary to provide solutions for Priority II Errors or Priority III Errors described below, Horizon will, upon Cobra’s request, provide semi-annual software patch releases in 2006 (one in March and one in September 2006) and semi-annual software patch releases in 2007 (one in March and one in September 2007). If no Priority II Errors or Priority III Errors are reported by Cobra, Horizon shall not be required to provide its semi-annual software patch release.

II. PRIORITY LEVELS OF ERRORS

In the performance of the Support Services described above, Horizon & Cobra will apply priority ratings to problems reported by Cobra as follows:

A) Priority I Errors

Description: Errors in the GPSM 3000 and GPSM 2750 Products that prevent some function or process from substantially meeting the functional specification and which seriously affect the overall performance of the function or process and no work-around is known.

ii

Horizon Response: Horizon shall promptly initiate the following procedures: (1) assign senior Horizon engineers to correct the error; (2) provide Cobra with periodic reports on the status of corrections; (3) provide final solution to Cobra as soon as it is available using best commercially reasonable efforts after triage reproduction. Solution will be provided for acceptance testing to Cobra as close to three (3) business days as possible for a software modification and five (5) to seven (7) business days for a database recompilation, if necessary.

B) Priority II Errors

Description: Errors in the GPSM 3000 and GPSM 2750 Products that prevent some function or process from substantially meeting functional specification, but has a reasonable work-around.

Horizon Response: Horizon shall provide a work-around to Cobra and shall exercise commercially reasonable efforts to include the fix for the error in the next semi-annual software maintenance release of the GPSM 3000 and GPSM 2750 Products. Modifications will be provided to Cobra for acceptance testing.

C) Priority III Errors

Description: Errors in the GPSM 3000 and GPSM 2750 Products that prevent some portion of a function from substantially meeting functional specification but do not seriously affect the overall performance of the function.

Horizon Response: Horizon shall include the fix for the error in the next semi-annual software maintenance release of the GPSM 3000 and GPSM 2750 Products. Modifications will be provided to Cobra for acceptance testing.

CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT WAS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 24b-2, PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, OMITTED INFORMATION WAS REPLACED WITH ASTERISKS.

iii